January 18, 2012

Dear Cornerstone Realty Fund, LLC Unitholder:

On December 14, 2011, we sold five of the six properties in our portfolio to an unaffiliated buyer for approximately $22.9 million. Proceeds from the sale of these properties were used, in part, to repay in full the  $3.9 million balance of our loan with Farmers & Merchants Bank of Long Beach. Cornerstone Realty Fund, LLC has determined to use additional proceeds from this sale to pay a preliminary liquidating distribution in the amount of $180.70 per unit for a total of approximately $17.4 million. This is not your final liquidating value, which cannot be specified at this time due to the circumstances described below.

Please find enclosed either a check for your distribution payment or an account statement reflecting payment to a third party per your election. If your units are registered to a custodian on behalf of a retirement or other such account, your payment has been paid directly to the custodian for the benefit of your account.

We continue to negotiate with the buyer to sell the sixth property, Zenith Business Centre in Glenview, IL. An amendment of the purchase and sale agreement has been presented to the buyer listing the sale price at approximately $1.8 million contingent upon the property meeting certain criteria after additional environmental testing. Though our goal is to complete this sale and complete our liquidation prior to March 31, 2012, there is no assurance that the property will sell within this timeframe.

The enclosed liquidating distribution does not represent your final liquidating value. With the uncertainty associated with the sale of Zenith Business Centre, we  determined that a conservative amount should be paid in this preliminary liquidating distribution. Cash resources have been reserved for use in case the property does not sell immediately and the Fund incurs additional expenses related to required SEC filings, future investor communications, tax preparations, legal fees, insurance costs, and other expenses related to continued management of the property for an indefinite period.

Upon the sale of Zenith Business Centre and payment of final expenses, we will provide a final liquidation value and make a final liquidating distribution. We advise you to consult your tax advisor for all tax related questions regarding the liquidation of this fund. The enclosed liquidating distribution will be reflected on your 2012 Schedule K-1.

We thank you for your patience as we work toward the liquidation of our Fund. We will be in communication with you as progress develops.

Sincerely,
Terry Roussel
Manager of Cornerstone Industrial Properties, LLC

cc: Financial Advisor

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI).

This letter contains forward-looking statements relating to the business and financial outlook of Cornerstone Realty Fund, LLC that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this letter, including the following: (i) if the parties are unable to amend their sale agreement, or if the sale of Zenith Business Centre does not otherwise close, our liquidating distributions may be delayed or reduced, (ii) if our liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced, and (iii) Unitholders could be liable to the extent of liquidating distributions received if contingent reserves are insufficient to satisfy our liabilities. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
CL0287 01/12

Cornerstone Realty Fund, LLC • 1920 Main Street, Suite 400 • Irvine, California 92614
Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com